Exhibit 10(f)

March 27, 2000

Re: Promissory Note


Pro Tech Communications, Inc. after date hereof, for value received of $150,000, promises to pay to the order of Westek Communications, Inc. one-hundred fifty thousand dollars ($150,000) with interest thereon at the rate of 8.5% or $162,750 for the term of the loan. Payment will be made in full within or at the end of the 52-week period. The maker and endorser of this note further agree to waive demand, notice of non-payment and protest, and in case suit shall be brought for the collection hereof, or the same has to be collected upon demand of an attorney, to pay reasonable attorneys' fees for making such collection.



/s/ KEVIN LARKIN                /s/ KEITH LARKIN
    Kevin Larkin                    Keith Larkin
    Westek Communications Inc.      Pro Tech Communications, Inc.